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                                                                    EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated January 14, 1999 (except for Note 11, as to which the date is March 22, 1999) in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-71795) and related Prospectus of PLX Technology, Inc. for the registration of 3,795,000 shares of its common stock.

     Our audits also included the financial statement schedule of PLX Technology, Inc. for each of the three years in the period ended December 31, 1998 listed in item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                       Ernst & Young LLP

San Jose, California
March 25, 1999